Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED PROGRAM AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED PROGRAM AGREEMENT (this “Amendment”) dated as of October 11, 2006, by and among GENERAL ELECTRIC CAPITAL CORPORATION (“GE”), GE CAPITAL INFORMATION TECHNOLOGY SOLUTIONS, INC. (“GECITS”), and IKON OFFICE SOLUTIONS, INC. (“IKON”).
BACKGROUND
A. GE, GECITS and IKON have executed and delivered that certain Amended and Restated Program Agreement dated as of April 1, 2006 (the “Program Agreement”).
B. GE, GECITS and IKON desire to amend the terms and conditions of the Program Agreement, upon and subject to the terms and conditions of this Amendment.
C. All capitalized terms not otherwise defined herein will have the meanings set forth in the Program Agreement.
NOW, THEREFORE, in consideration of the above premises and the representations, warranties, covenants and indemnities contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Amendments.
     (a) Section 3.3 of the Program Agreement is hereby amended by adding the following parenthetical to clause (y) of the first proviso thereof, after “rejected by GE on behalf of GECITS”:
          “(which determination GECITS agrees to make in accordance with its normal business practices and after which rejection GECITS agrees to promptly release such proposed transaction to IKON’s syndication desk)”
     (b) Section 3.6(b)(ii) of the Program Agreement is hereby amended by changing “90 days” to “60 days”.
     (c) Section 3.6 of the Program Agreement is hereby amended by adding the following new subsection (d) thereto:
     (d) Property Tax Servicing. GECITS will service for IKON the personal property taxes associated with Purchased Financing Contracts and Acquired Financing Contracts to the extent such personal property taxes constitute Excluded Liabilities as defined in the Asset Purchase Agreement or the 2006 Purchase Agreement (“Personal Property Taxes”). IKON will remain responsible for paying any personal property taxes associated with Financing Contracts owned by IKON on and after April 1, 2006. GECITS will pay all Personal Property Tax assessments within the statutorily allowed time frame, and will use commercially reasonable efforts to pay no earlier than 30 days prior to the due date. GECITS will reimburse IKON for all penalty and interest incurred by IKON in connection with Personal Property Taxes to the extent attributable to any act, or failure to act, by GECITS and not to any act, or failure to act, by IKON. On a monthly basis, GECITS will provide IKON with a spreadsheet containing all unbilled Personal Property Taxes, by period and jurisdiction. IKON and GECITS will work together to implement a process to estimate the amount of Personal Property Taxes due from the related Obligors and bill such Obligors when the Personal Property Tax is unbilled 120 days after payment of the Personal Property Tax to the applicable jurisdiction. The parties acknowledge that revisions to the applicable lease documents may be required to accommodate this process. The parties expect that this process will involve the following: (i) the IKON Tax Department will provide notice that IKON desires to estimate certain aged Personal Property Taxes for purposes of end user billing. IKON will provide the period, amount and jurisdiction, and recommended allocation percentages; (ii) GECITS will review the information and respond to IKON with its concurrence or reason for rejection within 15 Business Days of GECITS’s receipt of IKON’s notice; and (iii) upon agreement between GECITS and IKON on the estimation process for a particular property tax jurisdiction, period and amount, GECITS will use commercially reasonable efforts to load estimates into IKONICS within 30 Business Days of such agreement. IKON agrees that there may be circumstances where the estimation process detailed above may not be approved by GECITS. In these situations, GECITS will prioritize, subject to the cooperation of the applicable taxing jurisdiction, these Personal Property Tax amounts to speed the resolution and billing of the applicable Personal Property Tax as soon as practicable.
     (d) Section 4.1(a) of the Program Agreement is hereby amended by changing the notice requirement in the 2nd sentence thereof from “60 days” to “30 days” and by adding the following additional language to the end thereof:
     “Notwithstanding the foregoing, the parties hereby agree that in the event that the actual funding rate is either 25 bps greater or 25 bps lower than the targeted yield calculated pursuant to Exhibit J hereto (the “Target Rate”) for a period (the “Rate Adjustment Period”) of ten (10) consecutive days (funding rate for all 10 days greater or funding rate for all 10 days lower than Target Rate) at any time during the Term, then immediately following the 30 day notice required above, the Target Rate shall (without any further act or notice) automatically be adjusted to equal the average of the 3 yr/4yr swap rates for the last four (4) days of the Rate Adjustment Period plus 625 bps; provided, however, that no change in the Target Rate may be implemented during the first or last week of any calendar month.”
     (e) Section 5.7(a)(iii) of the Program Agreement is hereby amended by restating the second parenthetical thereof in its entirety to be and read as follows:
     “(except as otherwise provided above, in the Federal Assignment Agreement or with respect to a Queue Funding)”
     (f) Section 5.7(a) of the Program Agreement is hereby amended by adding the following new clause (v) to the end thereof:
     “(v) Notwithstanding anything to the contrary in this Section 5.7(a), on the Transfer Date with respect to any Equipment (and any related IKON originated Financing Contract, SLG Financing Contract, Program Stream Financing and Purchased Assets (as applicable)) subject to a Queue Funding, GECITS agrees to pay the Purchase Price of all such Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing and Purchased Assets) in accordance with and subject to the terms and conditions set forth in Exhibit P attached hereto.”
     (g) Section 5.14 of the Program Agreement is hereby amended by adding the following as the third sentence thereof:
     “GECITS shall also provide a monthly reporting to IKON of the percentage of reliance and/or recourse available, along with a description of the basis for any change in available percentage from the prior month.”
     (h) Section 6.2(b) of the Program Agreement is hereby amended in its entirety to be read as follows:

     “(b) During the Term, GE and GECITS shall have the right to refurbish and/or remarket any and all Equipment (other than Equipment subject to Program Financing Contracts, Program Stream Financings or Closing Date IKON Retained Financing Contract which IKON has caused to be upgraded or refinanced prior to the respective stated contractual terms) as may be subject or related to a Program Financing Contract, Program Stream Financing or Closing Date IKON Retained Financing Contract serviced by GE or GECITS, in such manner as GE or GECITS determines, in its sole discretion.
          (i) In the event that GE or GECITS determines to utilize remarketing and refurbishment services of IKON, GE or GECITS shall notify IKON of such determination, and IKON shall be entitled to accept or decline (in IKON’s sole discretion) GE’s or GECITS’ request for remarketing and refurbishment services. If IKON elects to accept GE’s or GECITS’s request for remarketing and refurbishment of such Equipment, the purchase price payable to GE or GECITS, as applicable, for such Equipment will be equal to: (x) if the Equipment is set forth on the Wholesale Equipment Price List, the applicable price set forth on the Wholesale Equipment Price List; or (y) if the Equipment is not set forth on the Wholesale Equipment Price List, a mutually negotiated price. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that IKON’s pick-up of any Equipment (excluding Equipment picked up in connection with an upgrade) shall not be deemed or constitute an election by GE or GECITS to have IKON remarket or refurbish such Equipment.
          (ii) In the event that IKON picks up any Equipment (excluding Equipment picked up in connection with an upgrade), whether or not such Equipment is listed on the Wholesale Equipment Price List, for which GE or GECITS has not requested IKON refurbish or remarket such Equipment, if GE or GECITS has requested that IKON pick-up the Equipment, IKON will deliver the Equipment to a location specified by GE or GECITS at GE’s or GECITS’s expense, as applicable. In the event that IKON picks up any Equipment (excluding Equipment picked up in connection with an upgrade), whether or not such Equipment is listed on the Wholesale Equipment Price List, for which GE or GECITS has not requested IKON refurbish or remarket such Equipment and GE or GECITS has not requested that IKON pick up the Equipment, IKON will either: (x) deliver the Equipment to a location specified by GE or GECITS at IKON’s expense within sixty (60) days of the pick-up; or (y) purchase such Equipment for a purchase price equal to (i) if the Equipment is listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the amount on such list (the “Wholesale Equipment Price”), (ii) if the Equipment is not listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), an amount agreed by the parties based on what GE or GECITS would have received for such Equipment from its remarketing practices for such type of Equipment (the “Agreed Equipment Price”), or (iii) if the Equipment will be remarketed through IKON’s retail distribution channel, an amount equal to the product (the “Retail Equipment Price”) of (a) the Wholesale Equipment Price (if listed on the Wholesale Equipment Price List) or the Agreed Equipment Price (if not listed on the Wholesale Equipment Price List), multiplied by (b) 3.15 (the “Remarketing Premium Factor”). In the event that IKON picks-up any Equipment that will be remarketed through its retail channel but does not sell such Equipment within 60 days from the date of pick-up, then the applicable purchase price for such Equipment shall be the Wholesale Equipment Price (if listed on the Wholesale Equipment Price List) or the Agreed Equipment Price (if not listed on the Wholesale Equipment Price List).
          (iii) All Equipment purchased by IKON pursuant to this Section 6.2(b) shall be affected by means of the purchase by IKON from GECITS or GE of the Equipment (other than Equipment subject to a Closing Date IKON Retained Financing Contract that has not been purchased by GE or GECITS pursuant to Section 10.6), at the applicable purchase price set forth above within 60 days of the date of pick-up, on an “AS-IS, WHERE-IS” basis and without representation or warranty of any kind, other than Agreed Warranties. IKON shall provide GECITS with a semi-annual report (“Remarketing Report”) setting forth the total aggregate assets purchased by IKON from GECITS or GE through the upgrade process (the “GECITS’ Equipment”) and the aggregate Equipment that was refurbished and/or remarketed by IKON’s retail channel during the covered six-month period (the “Remarketed Equipment”). In the event that the amount of Remarketed Equipment exceeds the amount of comparable GECITS’ Equipment contained on such report, then IKON shall pay GECITS, promptly following its delivery of the Remarketing Report, an amount equal to the Retail Equipment Price for each item of Remarketed Equipment in excess of the comparable GECITS’ Equipment, less any amounts previously paid by IKON to GECITS or GE for such Equipment. In addition, if IKON has previously paid GE or GECITS the Wholesale Equipment Price or Agreed Equipment Price for any Remarketed Equipment, then IKON will pay GECITS the difference, if any, between the Retail Equipment Price and the Wholesale Equipment Price or Agreed Equipment Price, as applicable, promptly following delivery of the Remarketing Report. In no event shall IKON pay more than the Retail Equipment Price for any Equipment.”
     (i) Section 9.4 of the Program Agreement is hereby amended and restated in its entirety to be and read as follows:
     “9.4. Purchase of Program Financing Contracts, Program Stream Financings and Equipment. In the event of a material breach by IKON of any representation, warranty or covenant (i) set forth in Sections 8.2, 8.3(c) or 8.3(i) or, (ii) with respect to a Performance Cancellation Contract that is terminated by the Obligor due to any IKON Company’s failure to comply with its related Equipment Service Obligations, 8.3(a), in any such case relating to an event or circumstance affecting a particular Program Financing Contract, Program Stream Financing, Purchased Personal Property Tax Receivable or Equipment subject or related to any such Program Financing Contract or Program Stream Financing, GE or GECITS may give written notice to IKON specifying the nature of such breach in reasonable detail, and if within thirty (30) days after IKON’s receipt of such notice, IKON has not cured or caused to be cured such breach, then without limiting or otherwise waiving any of its other rights or remedies as may be available in law or in equity including claims for Damages arising in connection with any Third Party Action, GE or GECITS may require IKON to purchase (and IKON shall purchase) (x) such Program Financing Contract or Program Stream Financing (as applicable) and, in the case of clause (ii) below, any related Equipment at a price equal to the Net Book Value thereof; provided, however, that the purchase price for any Performance Cancellation Contract and, in the case of clause (ii) only, any related Equipment shall equal: (i) until such time as the net present value of the aggregate Residuals in respect of the Equipment subject to Performance Cancellation Contracts terminated by the Obligor due to any IKON Company’s failure to comply with its Equipment Service Obligations (hereafter “Performance Cancellation Losses”) exceeds $20,000,000, the Net Book Value thereof, less the net present value of the Residual in respect of the Equipment subject to such Performance Cancellation Contract, discounted at the Discount Rate applicable thereto (the “Adjusted Net Book Value”), or (ii) after Performance Cancellation Losses exceed $20,000,000, the full Net Book Value of such Performance Cancellation Contract, and/or (y) such Purchased Personal Property Tax Receivable at a price equal to the Repurchase Price thereof (as applicable), in each case, as of the date of such notice. Upon receipt of such amount, GECITS shall transfer the applicable Program Financing Contract or Program Stream Financing and any Equipment subject thereto (other than in connection with any repurchase of a Performance Cancellation Contract for a purchase price equal to the Adjusted Net Book Value) or the Purchased Personal Property Tax Received, to IKON on an “AS-IS, WHERE-IS” basis, without any representation or warranty whatsoever (other than Agreed Warranties with respect thereto). Any such repurchase shall occur on a date specified by GE or GECITS, which date shall not be less than three (3) nor more than thirty (30) days after the expiration of such 30-day period. In the event of any repurchase of a Performance Cancellation Contract for a purchase price equal to the Adjusted Net Book Value, the Equipment proceeds, and any Residual in respect of the Equipment subject thereto, shall be allocated in accordance with the provisions of this Agreement, including, without limitation, Schedule 1 hereto.”
     (j) The Program Agreement is hereby amended by adding the following new Section 9.9 thereto:
     “9.9 SLG Bid Risk. In the event that any SLG Financing Contract entered into on or after the Original Effective Date is alleged by the applicable Obligor or its representative to be void or voidable or otherwise unenforceable (other than as a result of a breach of Section 8.2(a)(v) or 8.3(c), which shall only apply to acts, or failures to act, of any IKON Company, as opposed to the Obligor, and shall be governed by the provisions of Section 9.4 hereof) and the applicable Obligor elects to terminate such SLG Financing Contract due to the Obligor’s failure to comply with any legal, statutory, administrative, procurement or other requirement applicable to the entering into, bidding, execution, delivery or performance of the SLG Financing Contract (hereinafter, a “Bid Risk”), then all “Net Bid Risk Losses” (as hereinafter defined) associated with such Bid Risk will be allocated and resolved in accordance with the provisions of this Section 9.9. As used herein, “Net Bid Risk Losses” shall mean, with respect to any SLG Financing Contract, (a) the Net Book Value of such SLG Financing Contract, minus (b) the net present value of the Residual in respect of the Equipment subject to such SLG Financing Contract discounted at the Discount Rate applicable thereto, minus (c) the recovery, if any, from the applicable Obligor of such SLG Financing Contract.
     GECITS and IKON will each promptly notify the other party in writing, and provide copies of any related notices, of any asserted Bid Risk of which it receives notice or has knowledge. Upon its receipt of notice of an asserted Bid Risk, GECITS will undertake a preliminary statutory review to determine whether, in its sole discretion, it believes such allegation is not frivolous. If GECITS believes that the asserted Bid Risk is not frivolous, then GECITS will notify IKON of such allegation and IKON will have a period of ninety (90) days from the date of such notice (the “Cure Period”) to resolve the Bid Risk. If IKON has not resolved the Bid Risk to the reasonable satisfaction of GECITS within the Cure Period, then the Net Bid Risk Loss associated with the SLG Financing Contract as a result of the Bid Risk will be allocated to IKON or GECITS in accordance with the following: (i) IKON shall be responsible for the first $14,000,000 in cumulative Net Bid Risk Losses, (ii) GECITS shall be responsible for the cumulative Net Bid Risk Losses between $14,000,000 and $21,000,000 and (iii) IKON shall be responsible for all Net Bid Risk Losses over $21,000,000 in the aggregate (the amount of Net Bid Risk Losses allocable to IKON being herein referred to as the “IKON Bid Risk Liability” and the amount of Net Bid Risk Losses allocable to GECITS being herein referred to as the “GECITS Bid Risk Liability”). Payment of Bid Risk Losses for which a party has Bid Risk Liability shall be made in accordance with the following provisions of this Section 9.9.
     In the event that IKON fails to resolve a Bid Risk for an SLG Financing Contract entered into on or after the Original Effective Date to the reasonable satisfaction of GECITS within the applicable Cure Period, GECITS may require IKON to purchase (and IKON shall purchase) immediately following the end of such Cure Period and effective as of such time such SLG Financing Contract at a purchase price (the “Bid Risk Loss”) equal to the difference of (i) the Net Book Value of such SLG Financing Contract, minus (ii) the net present value of the Residual in respect of the Equipment subject to such SLG Financing Contract discounted at the Discount Rate applicable thereto, as of the date of such purchase, provided, however, that such purchase obligation shall only apply to Net Bid Risk Loss for which IKON is responsible for the associated Net Bid Risk pursuant to the immediately preceding paragraph. GECITS shall transfer the applicable SLG Financing Contract and any Equipment subject thereto to IKON on an “AS-IS, WHERE-IS” basis, without any representation or warranty whatsoever (other than Agreed

Warranties with respect thereto). The payment for any such purchase shall be made within thirty (30) days after the end of any Program Year unless and until aggregate Bid Risk Losses allocable to IKON exceed $5,000,000 in any Program Year, in which case IKON shall pay GECITS all Bid Risk Losses which are an IKON Bid Risk Liability thirty (30) days after expiration of the applicable Cure Period.
     GECITS will bear all Bid Risk Losses that are a GECITS Bid Risk Liability and shall not make any claim against IKON therefor. The party responsible for Bid Risk Loss shall be responsible for any expenses incurred in connection with the enforcement of the SLG Financing Contract and/or recovery of its loss, and shall retain any recovery from the Obligor of the SLG Financing Contract as mitigation of damages, regardless of when such actual recovery is received. The Residual associated with any Equipment subject to an SLG Financing for which either party incurs a Bid Risk Liability shall be allocated between the parties in accordance with the applicable provisions of the Program Agreement, including, without limitation, Schedule 1 thereto.
     The provisions of this Section 9.9 shall not be applicable to any Purchased Financing Contract or Acquired Financing Contract, which shall be governed solely by the provisions of the Asset Purchase Agreement and 2006 Purchase Agreement, respectively. “
     (k) Exhibit P attached hereto is hereby incorporated into and made a part of the Program Agreement as Schedule P to the Program Agreement.
     (l) The definition of “IKON Off-Lease Equipment” in Annex A to the Program Agreement is hereby deleted in its entirety and replaced with the following:
          “IKON Off-Lease Equipment” means Equipment (other than Defaulted Equipment) which has (a) (i) previously been subject or related to an Acquired Financing Contract, Purchased Financing Contract or Program FM Stream Financing (to the extent purchased by GECITS (directly or indirectly) pursuant to the Asset Purchase Agreement) repurchased by IKON from GE pursuant to any of Section 5.7(a), 6.1(b), 6.1(d), 8.3(c) or 9.4 hereof or Section 2.07(a) or 5.04(b)(v) of the Asset Purchase Agreement or Section 2.07(a) or 5.04(b)(v) of the 2006 Purchase Agreement or (ii) previously been subject to a Closing Date IKON Retained Financing Contract not sold pursuant to the 2006 Purchase Agreement (in each case, other than a Written-Off Financing Contract) and (b) been returned to IKON, repossessed by (or on behalf of) IKON, purchased by the Obligor thereunder or otherwise ceased to be subject to such Acquired Financing Contract, Purchased Financing Contract, Program Facilities Management Agreement or Closing Date IKON Retained Financing Contract (as applicable).
     (m) The following new definition is added to Annex A to the Program Agreement:
     “Queue Funding” has the meaning assigned to such term in Exhibit P attached hereto.”
     (n) The term “Systems Facilitation Date” is hereby deleted from Annex A to the Program Agreement.
     (o) The definition of “Wholesale Fair Market Value” in Annex A to the Program Agreement is hereby deleted in its entirety and replaced with the following:
          “Wholesale Fair Market Value” means, for any item of Equipment, (a) the wholesale fair market value thereof as set forth on the Wholesale Equipment Price List, or (b) if such Equipment is not set forth on the Wholesale Equipment Price List and IKON shall have agreed to perform remarketing and refurbishment services in respect thereof, such other value as shall be mutually agreed between IKON and GE.

     (p) The definitions of “GE Equipment Proceeds”, “IKON Equipment Proceeds” and “GE Defaulted Equipment Proceeds” set forth in Schedule 1 to the Program Agreement are each hereby deleted in their entirety and replaced with the following definitions, respectively:
          “GE Equipment Proceeds” means, with respect to any item of Off-Lease Equipment, at any time after the Original Effective Date (i) with respect to any item of Off-Lease Equipment for which GE elects, pursuant to Section 6.2(b), to utilize IKON to remarket either: (a) if the Off-Lease Equipment is set forth on the Wholesale Equipment Price List, the Wholesale Equipment Price (net an agreed refurbishment charge); or (b) $0, (ii) with respect to any item of Off-Lease Equipment for which IKON remarkets such Off-Lease Equipment pursuant to Section 6.2(b)(iii): (a) if the Off-Lease Equipment is listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the Wholesale Equipment Price, (b) if the Off-Lease Equipment is not listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the Agreed Equipment Price, or (iii) if the Off-Lease Equipment will be remarketed through IKON’s retail distribution channel, the “Retail Equipment Price”, or (iii) with respect to any item of Off-Lease Equipment for which GE elects to remarket (other than through IKON) pursuant to Section 6.2 (whether or not set forth on the Wholesale Equipment Price List), the proceeds for such Off-Lease Equipment (net of all out-of-pocket sales, disposition and other costs and expenses (which shall be deemed to be 30% of gross sales proceeds for such Off-Lease Equipment) plus an agreed refurbishment charge) actually received by GE (including amounts received from an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in respect of any sale, re-lease, remarketing or other disposition of such Off-Lease Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party).
          “IKON Equipment Proceeds” means, with respect to any item of IKON Off-Lease Equipment, at any time after the Original Effective Date (i) with respect to any item of IKON Off-Lease Equipment for which GE elects, pursuant to Section 6.2(b), to utilize IKON to remarket either: (a) if the IKON Off-Lease Equipment is set forth on the Wholesale Equipment Price List, the Wholesale Equipment Price (net an agreed refurbishment charge); or (b) $0, (ii) with respect to any item of IKON Off-Lease Equipment for which IKON remarkets such IKON Off-Lease Equipment pursuant to Section 6.2(b)(iii): (a) if the IKON Off-Lease Equipment is listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the Wholesale Equipment Price, (b) if the IKON Off-Lease Equipment is not listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the Agreed Equipment Price, or (iii) if the IKON Off-Lease Equipment will be remarketed through IKON’s retail distribution channel, the “Retail Equipment Price”, or (iii) with respect to any item of IKON Off-Lease Equipment for which GE elects to remarket (other than through IKON) pursuant to Section 6.2 (whether or not set forth on the Wholesale Equipment Price List), the proceeds for such IKON Off-Lease Equipment (net of all out-of-pocket sales, disposition and other costs and expenses (which shall be deemed to be 30% of gross sales proceeds for such Off-Lease Equipment) plus an agreed refurbishment charge) actually received by GE and remitted to IKON (for itself or, on or prior to the Amendment Effective Date, for the benefit of a non-Purchased Securitization Party) in respect of any sale, re-lease, remarketing or other disposition of such IKON Off-Lease Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party).
          “GE Defaulted Equipment Proceeds” means, with respect to any item of Defaulted Equipment, at any time after the Original Effective Date (i) with respect to any item of Defaulted Equipment for which GE elects, pursuant to Section 6.2(b), to utilize IKON to remarket either: (a) if the Defaulted Equipment is set forth on the Wholesale Equipment Price List, the Wholesale Equipment Price (net an agreed refurbishment charge); or (b) $0, (ii) with respect to any item of Defaulted Equipment for which IKON remarkets such Defaulted Equipment pursuant to Section 6.2(b)(iii): (a) if the Defaulted Equipment is listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the Wholesale Equipment Price, (b) if the Defaulted Equipment is not listed on the Wholesale Equipment Price List (and is not otherwise remarketed through the retail distribution channel), the Agreed Equipment Price, or (iii) if the Defaulted Equipment will be remarketed through IKON’s retail distribution channel, the “Retail Equipment Price”, or (iii) with respect to any item of Defaulted Equipment for which GE elects to remarket (other than through IKON) pursuant to Section 6.2 (whether or not set forth on the Wholesale Equipment Price List), the proceeds for such Defaulted Equipment (net of all out-of-pocket sales, disposition and other costs and expenses (which shall be deemed to be 30% of gross sales proceeds for such Defaulted Equipment) plus an agreed refurbishment charge) actually received by GE (for itself or for the benefit of an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in respect of any sale, re-lease, remarketing or other disposition of such Defaulted Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party.
          (q) Exhibit Q attached hereto is hereby incorporated into and made a part of the Program Agreement as Exhibit Q to the Program Agreement.
     2. Effective Date. This Amendment is executed to be effective as of August 25, 2006, and is incorporated into and made a part of the Program Agreement.
     3. Effect of Amendment. All terms and conditions of the Program Agreement not expressly modified hereby remain in full force and are hereby ratified by the parties. To the extent of any inconsistency between the terms of this Amendment and the Program Agreement, the terms and conditions of this Amendment will prevail.
     4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.
          IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amendment on the dates set forth below but effective for all purposes as of the Effective Date.

GENERAL ELECTRIC CAPITAL	GE CAPITAL INFORMATION
CORPORATION	TECHNOLOGY SOLUTIONS, INC.

By:	By:

Title:	Title:

Date:	Date:

IKON OFFICE SOLUTIONS, INC.

By:
Title:
Date